Exhibit 99.77C

Legg Mason Income Trust,
Inc.
("Registrant")
Form N-SAR
For the Year Ended
December 31, 2006

Sub-Item 77C:  Matters
submitted to a vote of
security holders

A Special Meeting of
Shareholders was held on
October 19, 2006, to
approve a plan of
reorganization of Legg
Mason Income Trust, Inc.
with respect to its
series Legg Mason High
Yield Portfolio whereby
the Portfolio would
transfer all of its
assets and liabilities
to Legg Mason Partners
High Income Fund, a
series of Legg Mason
Partners Income Funds.
It is anticipated that
the proposed
reorganization will be
effected by March 31,
2007.

Shareholder Meeting
Results (share amounts
are not in thousands):

Affirmative
	8,896,973.124
shares 50.284% of shares
outstanding

Against
248,815,486 shares
1.406% of shares
outstanding

Abstain
321,374.088 shares
1.816% of shares
outstanding

G:\Groups\Reporting\NSAR Back-
up\TRUSTS\Income
Trust\2006\12.31.06\Proxy Vote
Results LM High Yield 12.31.06.doc	02/28/2007